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  [LETTERHEAD OF FITZGERALD, SCHORR, BARMETTLER & BRENNAN, P.C. APPEARS HERE]


                                April 10, 1998


Board of Directors
Commercial Federal Corporation
1500 Commercial Federal Tower
2120 South 72nd Street
Omaha, Nebraska 68124

                               Re: Commercial Federal Corporation Registration Statement on S-4
                               ------------------------------------------------

Gentlemen:

We have acted as special counsel to Commercial Federal Corporation ("Commercial") in connection with the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed on or about April 10, 1998, with the Securities and Exchange Commission under the Securities Act of 1933, as amended relating to up to 19,439,562 shares of common sock, par value $.01 per share ("Common Stock"), of Commercial which may be issued under the Reorganization and Merger Agreement by and between Commercial Federal Corporation and Commercial Federal Bank and First Colorado Bancorp, Inc. and First Federal Bank of Colorado dated March 9, 1998 (the "Merger Agreement"), as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that, upon the proposal and approval of the Articles Amendment and the Merger Agreement described in the Registration Statement by due corporate action, the Common Stock to be issued pursuant to and in accordance with the terms of the Merger Agreement will be duly and validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                        Very truly yours,

                                        /s/ William A. Tinstman

                                        WILLIAM A. TINSTMAN
                                        For the Firm

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